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Exhibit 21.1

LIST OF SUBSIDIARIES OF GLOBAL PARTNERS LP

Entity	Jurisdiction of Formation
GLP Finance Corp.	Delaware
Global Operating LLC	Delaware
Global Companies LLC	Delaware
Glen Hes Corp.	Delaware
Global Energy Marketing LLC	Delaware
Global Energy Marketing II LLC	Delaware
Global Montello Group Corp.	Delaware
Chelsea Sandwich LLC	Delaware
Alliance Energy LLC	Massachusetts
Bursaw Oil LLC	Massachusetts
Global CNG LLC	Delaware
Basin Transload, LLC	Delaware
Cascade Kelly Holdings LLC	Delaware

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  Exhibit 21.1
LIST OF SUBSIDIARIES OF GLOBAL PARTNERS LP